EXHIBIT 1

September 17, 2003

Bear, Stearns & Co. Inc.
Morgan Stanley & Co. Incorporated
383 Madison Avenue
New York, New York 10179

Ladies and Gentlemen:

     Nextel Communications, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the underwriters named in Schedule I hereto (the “Underwriters”) $1,000,000,000 aggregate principal amount of the Company’s 7.375% Senior Serial Redeemable Notes due 2015 (the “Securities”) to be issued pursuant to the indenture dated July 31, 2003 (the “Indenture”) between the Company and BNY Midwest Trust Company, as trustee (the “Trustee”). Securities issued in book-entry form will be issued to Cede & Co., as nominee of the Depository Trust Company (“DTC”) pursuant to a letter agreement dated as of July 31, 2003, among the Company, the Trustee and DTC.

     The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (file no. 333-104076 filed on March 27, 2003, as amended by Amendment No. 1 thereto on May 2, 2003 and Amendment No. 2 thereto on May 30, 2003), including a prospectus (the “Basic Prospectus”) which registration statement, as so amended, has been declared effective by the Commission. The Company shall promptly hereafter file with or transmit for filing with the Commission, a final prospectus supplement specifically relating to the Securities (the “Prospectus Supplement”) pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The term “Registration Statement” means the registration statement, including the exhibits thereto, as amended to the date of this Agreement. The term “Prospectus” means the Basic Prospectus together with a Prospectus Supplement. As used herein, the terms “Basic Prospectus,” “Prospectus,” and “Prospectus Supplement” shall include in each case the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein shall include all documents deemed to be incorporated by reference in the Prospectus that are filed subsequent to the date of the Basic Prospectus by the Company with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

     1. Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters that as of the date hereof:

     (a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect; and no proceedings for such purpose are pending before or threatened by the Commission.

     (b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Prospectus complied, or will comply when so filed, in all

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material respects with the Exchange Act and the applicable rules and regulations thereunder, (ii) the Registration Statement, when it became effective, did not contain, and as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations thereunder, and (iv) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein. The parties acknowledge and agree that such information provided by or on behalf of any Underwriter consists solely of the material included in the table under the first paragraph under the caption “Underwriting,” in the sixth paragraph (relating to stabilization transactions) under the caption “Underwriting” and under the subcaption “Underwriting—Other Relationships” in the Prospectus Supplement.

     (c) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Registration Statement and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

     (d) Each of the subsidiaries of the Company listed on Schedule II (each, a “Subsidiary” and collectively, the “Subsidiaries”) has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

     (e) This Agreement has been duly authorized, executed and delivered by the Company.

     (f) The Securities have been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights

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generally and by equitable principles of general applicability, and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

     (g) The Indenture has been duly qualified under the Trust Indenture Act of 1939 (the “Trust Indenture Act”) and has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by equitable principles of general applicability.

     (h) The consolidated financial statements, together with the related schedules and notes, included or incorporated by reference in the Registration Statement and the Prospectus present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statements of operations, changes in the stockholders’ equity (deficit) and cash flows of the Company and its consolidated subsidiaries for the periods specified (subject, in the case of unaudited financial statements to normal year-end adjustments); said financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.

     (i) The execution and delivery by the Company of this Agreement and the Securities, and the performance by the Company of its obligations under this Agreement, the Indenture and the Securities will not contravene any provision of (i) applicable law or (ii) the certificate of incorporation or by-laws of the Company or (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture or the Securities, except such as may be required by the securities or “blue sky” laws of the various states or as have been obtained under the Securities Act and the Trust Indenture Act in connection with the offer and sale of the Securities, except with respect to subclauses (i) and (iii) of this Section 1(i) where such contravention or failure to obtain such consent, individually or in the aggregate, would not have a Material Adverse Effect.

     (j) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus.

     (k) There are no legal or governmental proceedings, including, without limitation, those of the Federal Communications Commission, pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject, other than proceedings described or incorporated by reference in the Prospectus and proceedings that would not have a Material Adverse Effect on the ability of the Company to perform its obligations under this Agreement, the Indenture, or the Securities, or to consummate the transactions contemplated by this Agreement and the Prospectus Supplement.

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     (l) The Company is not and, after giving effect to this offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus Supplement, will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

     (m) Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws and neither the Company nor any of its subsidiaries is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject except for such violations or defaults that would not result in a Material Adverse Effect.

     (n) The Company and its subsidiaries own or have the right to use, or can acquire or obtain the right to use on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, except where the failure to own or have the right to use such Intellectual Property would not, singly or in the aggregate, have a Material Adverse Effect, and except as described in the Prospectus. Neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

     (o) Except as described in the Prospectus, the Company and each of its subsidiaries possess such waivers, consents, approvals, licenses, certificates, franchises, authorizations, permits and orders (collectively, “Licenses”) of the appropriate governmental or regulatory agencies or bodies (including, without limitation, all waivers, licenses and authorizations to develop, implement and operate analog specialized mobile radio networks and its digital wireless network (as such term is used in the Company’s Annual Report on Form 10-K incorporated by reference in the Prospectus) as described, and in such manner as is described, in the Prospectus) as are necessary to own their properties and to conduct their business as currently conducted by them as described in the Prospectus, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of, or denial of any application for, any License referred to above which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

     (p) The accountants who certified the financial statements and supporting schedules for the Company incorporated by reference in the Prospectus are independent public accountants as required by the Securities Act, the Exchange Act and the applicable rules and regulations thereunder.

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     (q) The Company and its subsidiaries have timely filed all renewal applications with respect to all Licenses possessed by any of them, except where the failure to so file would not have a Material Adverse Effect; no protests or competing applications have been filed with respect to such renewal applications except for such protests or competing applications as would not have a Material Adverse Effect, and nothing has come to the Company’s attention that would lead it to conclude that such renewal applications will not be granted by the appropriate regulatory agency or body in the ordinary course, except as the failure to obtain such a grant would not have a Material Adverse Effect; and the Company and its subsidiaries are authorized under the Communications Act of 1934 and the rules and regulations promulgated thereunder, to continue to provide the services which are the subject of such renewal applications during the pendency thereof.

     (r) The Company and its subsidiaries (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect.

     (s) Neither the Company nor any of its affiliates (within the meaning of Rule 144 under the Securities Act) has taken, nor will any of them take, directly or indirectly, any action which constitutes or is designed to cause or result in, or which might reasonably be expected to constitute, cause or result in, the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Securities.

     (t) The conditions for use of Form S-3, as in effect on the date hereof and as in effect immediately prior to October 21, 1992, as set forth in the General Instructions thereto, have been satisfied.

     2. Offering. You have advised the Company that the Underwriters intend (i) to make a public offering of their respective portions of the Securities and (ii) to offer the Securities upon the terms set forth in the Prospectus.

     3. Purchase and Delivery. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the several Underwriters and each Underwriter agrees to purchase, severally and not jointly, from the Company, the respective principal amount of Securities set forth opposite such Underwriter’s name on Schedule I hereto at a purchase price of 101% of the principal amount at maturity thereof, plus accrued interest from July 31, 2003. The closing (the “Closing”) of the purchase and sale of the Securities shall be at the offices of Latham & Watkins, LLP, 555 Eleventh Street, N.W., Washington, D.C. 20004.

     The Company will deliver, against payment of the purchase price, the Securities in the form of one or more permanent global securities in definitive form (the “Global

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Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. as nominee for DTC. Interests in any permanent Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Prospectus. Payment for the Securities shall be made by the Underwriters by wire transfer of immediately available funds to an account specified by the Company on September 22, 2003 at 9:00 a.m. or at such other date not later than ten full business days thereafter as the Underwriters and the Company may agree in writing (the “Closing Date”), against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Securities. The Global Securities will be made available for checking by the Underwriters, at such place as the Underwriters and the Company agree, not later than 1:00 p.m. New York City time on the Business Day prior to the Closing Date.

     4. Conditions to Closing. The obligations of the Underwriters under this Agreement to purchase the Securities will be subject to the following conditions:

     (a) You shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied on or before the Closing Date. The officer signing and delivering such certificate may rely upon the best of his knowledge as to proceedings threatened.

     (b) You shall have received on the Closing Date an opinion of Jones Day, counsel for the Company, dated the Closing Date, substantially in the form set forth in Schedule III.

     (c) You shall have received on the Closing Date an opinion of Drinker, Biddle & Reath LLP, FCC counsel for the Company, dated the Closing Date, substantially in the form set forth in Schedule IV.

     (d) You shall have received on the Closing Date an opinion of Latham & Watkins, LLP, counsel for the Underwriters, dated the Closing Date, in form and substance reasonably satisfactory to you.

     (e) You shall have received a letter, dated as of the Closing Date, in form and substance reasonably satisfactory to you, from the Company’s independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus, provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

     (f) You shall have received on the Closing Date a certificate, dated the Closing Date and signed by the Company’s Director of Regulatory, Technology and Compliance Affairs or other appropriate officer, regarding the Company’s 800 MHz Specialized Mobile Radio licenses, in form and substance reasonably satisfactory to you.

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     5. Covenants of the Company. In further consideration of the agreements of the Underwriters contained in this Agreement, the Company covenants as follows:

     (a) The Company will file the Prospectus in a form reasonably approved by you pursuant to Rule 424 under the Securities Act not later than the Commission’s close of business on the second Business Day following the date of this Agreement, or if applicable, such earlier time as may be required by Rule 424(b).

     (b) To furnish to the Underwriters, without charge, during the period mentioned in paragraph (d) below, as many copies of the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request and to use its best efforts to deliver such copies to you as soon as practicable.

     (c) Before amending or supplementing the Prospectus (other than by documents filed pursuant to the Exchange Act and incorporated therein), to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

     (d) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Underwriters, any event shall occur or condition exist as a result of which, in your judgment, the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered to a purchaser, not misleading, or if, in the opinion of counsel to the Underwriters it is necessary to amend or supplement such Prospectus to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Underwriters, either amendments or supplements to such Prospectus so that such Prospectus as so amended or supplemented, will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or so that such Prospectus, as so amended or supplemented, will comply with applicable law.

     (e) To endeavor to qualify the Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions as you shall reasonably request.

     (f) Whether or not any sale of Securities is consummated, to pay all expenses incident to the performance of its obligations under this Agreement, including: (i) the preparation of the Prospectus and all amendments and supplements thereto, (ii) the preparation, issuance and delivery of the Securities to the Underwriters, including any charges of DTC in connection therewith, (iii) the fees and disbursements of the Company’s counsel and accountants and the trustee under the Indenture, (iv) the qualification of such Securities under securities or “blue sky” laws in accordance with the provisions of Section 5(e), including filing fees and the fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of any “blue sky” or legal investment memoranda, (v) the printing and delivery to the Underwriters in quantities as hereinabove stated of copies of the Prospectus and any amendments or supplements thereto, (vi) any fees charged by rating agencies for the rating of the Securities, (vii) the costs and expenses of the Company relating to investor presentations on any

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“road show” undertaken in connection with the marketing of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expense of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, and (viii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.

     (g) To use all reasonable efforts in cooperation with the Underwriters to permit the Securities to be eligible for clearance and settlement through DTC.

     (h) To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Prospectus Supplement under the caption “Use of Proceeds.”

     (i) During the period when the Prospectus is required to be delivered under the Securities Act, to file all documents required to be filed with the Commission pursuant to the Securities Act, the Exchange Act and the rules and regulations thereunder, within the time periods required thereby.

     6. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless the Underwriters, and each person, if any, who controls the Underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, or is under common control with, or is controlled by, the Underwriters, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by the Underwriters or any such controlling or affiliated person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereof, or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Underwriters furnished to the Company in writing by such Underwriters expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to the Prospectus shall not inure to the benefit of the Underwriters, or any person controlling such Underwriters, with respect to any such losses, claims, damages or liabilities by any person who is a purchaser of Securities if a copy of an amended or supplemental Prospectus (if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Underwriters to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of Securities to such person, and if such amended or supplemental Prospectus would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of noncompliance by the Company with Section 5(a) hereof.

     (b) Each Underwriter agrees severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the

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Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriters, but only with reference to information relating to such Underwriters furnished to the Company in writing by such Underwriters expressly for use in the Prospectus or any amendments or supplements thereto, provided however, that in no case shall any Underwriter be liable or responsible for any amount in excess of the underwriting discount applicable to the Securities to be purchased by such Underwriter hereunder.

     (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Bear, Stearns & Co. Inc. in the case of parties indemnified pursuant to paragraph (a) of this Section 6 and by the Company in the case of parties indemnified pursuant to paragraph (b) of this Section 6. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding (as to which it had indemnification obligations hereunder) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding, provided that such unconditional release may be subject to a parallel release of a claimant or

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      plaintiff by such indemnified party from all liability in respect of claims or counterclaims asserted by such indemnified party.

     (d) To the extent the indemnification provided for in paragraph (a) or (b) of this Section 6 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and of the Underwriters, on the other hand, from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand of and the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and by the Underwriters on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as (x) the proceeds from the offering of the Securities (net of underwriting discounts and commissions but before deducting expenses) received by the Company bears to (y) and the total discounts and commissions received by the Underwriters in respect thereof. The relative fault of the Company on the one hand and of the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     (e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (f) The indemnity and contribution provisions contained in this Section 6 and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities. The remedies provided

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for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

     7. Termination. (a) Bear, Stearns & Co. Inc. may terminate this Agreement, by notice to the Company at any time at or prior to the Closing Date (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition (financial or otherwise), earnings, business affairs or business prospects of the Company and the subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, which in the reasonable judgment of Bear, Stearns & Co. Inc. makes it impracticable or inadvisable to proceed with the offering or delivery of the Securities on the terms and in the manner contemplated in the Prospectus or (ii) if there shall have occurred a downgrading in the rating assigned to the Securities or any of the Company’s other securities by any nationally recognized securities rating agency, or if such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company’s other securities, or (iii) (a) if there shall have occurred any outbreak or material escalation of hostilities or material acts of terrorism involving the United States or there is a declaration of a national emergency or war by the United States or (b) if there shall have been any other calamity or crisis or any material adverse change in political, financial or economic conditions if the effect of any such event in (a) or (b), in the judgment of Bear, Stearns & Co. Inc. makes it impracticable or inadvisable to proceed with the offering, sale and delivery of the Securities on the terms and in the manner contemplated by the Prospectus Supplement, or (iv) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, in each case the effect of which is such as to make it, in the judgment of Bear, Stearns & Co. Inc., impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (v) if trading in any securities of the Company has been suspended or limited by the Commission or The Nasdaq Stock Market, Inc., or if trading generally on the American Stock Exchange or the New York Stock Exchange or in The Nasdaq Stock Market, Inc. has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (vi) if a banking moratorium has been declared by any state or Federal authorities in the United States or if any material disruption in commercial banking or securities settlement or clearance services shall have occurred.

     (b) If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 5(f) hereof, and provided further that Sections 1 and 6 shall survive such termination and remain in full force and effect.

     8. Effectiveness; Defaulting Underwriters. (a) This Agreement shall become effective upon the execution and delivery hereof by all of the parties hereto.

     (b) If this Agreement shall be terminated by the Underwriters because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters for all out-of-

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pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by the Underwriters in connection with this Agreement or the offering contemplated hereunder.

     9. Miscellaneous. (a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     (b) Any notice or communication shall be sufficiently given if in writing and delivered in person, mailed by first class mail or sent by telecopier transmission addressed as follows:

If to the Company:

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 Telecopier No. (703) 433-4846 Attn: General Counsel

If to the Underwriters:

c/o Bear, Stearns & Co. Inc. 383 Madison Avenue New York, NY 10179 Telecopier No. (212) 272-2225 Attn: High Yield and Loan Capital Markets

     The Company or Bear, Stearns & Co. Inc. by notice to the other may designate additional or different addresses for subsequent notices or communications.

     (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts or choices of law.

     (d) The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

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     Please confirm your agreement to the foregoing by signing in the space provided below for that purpose and returning to us a copy hereof whereupon this Agreement shall constitute a binding agreement between us.

Very truly yours,

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Richard S. Lindahl

Name: Richard S. Lindahl Title: VP and Treasurer

Agreed as of the date first
above written

BEAR, STEARNS & CO. INC.

By:	/s/ H.C. Charles Diao

Name: H. C. Charles Diao Title: Senior Managing Director

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Andrew W. Earls

Name: Andrew Earls Title: Vice President

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